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Exhibit 99.1


                                                               [Zoltek logo]


FOR IMMEDIATE RELEASE                              NASDAQ NMS SYMBOL: "ZOLT"
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               ZOLTEK REPORTS BMW GROUP AGREEMENT AND PROGRESS
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         ST. LOUIS, MISSOURI -- January 28, 2004 -- Zoltek Companies Inc.
today announced a renewed and expanded partnership agreement with BMW Group of Germany based on the successful achievement of several significant milestones in the development of all-carbon fiber composite parts and components for series production cars.

         "BMW has selected Zoltek as its carbon fiber partner for continued development work and it has officially chosen Zoltek as the preferred supplier of carbon fiber materials for series production projects resulting from this development effort. The supply arrangement is a long-term agreement contingent upon Zoltek's continued competitiveness," said Zsolt Rumy, Zoltek's Chairman and Chief Executive Officer. "Our renewed agreements with BMW Group reflect substantial progress in meeting developmental milestones validating the use of carbon fibers as a major automotive material for the future."

         Rumy said that BMW Group had officially informed Zoltek that its PANEX(R) carbon fibers met all the mechanical performance requirements, validated the weight reduction potential of series production cars, demonstrated exemplary crash behavior when incorporated into carbon fiber composite body components, demonstrated economical and repeatable automated production methods in process studies and demonstrated that the overall cost of the intended carbon fiber solutions could enable series car production. The desired outcome of the next step of the development project is for BMW Group and Zoltek to be fully prepared for series production with the carbon fiber composite technology for various series scenarios.

         Rumy said that the expanded agreement with BMW Group would not have significant impact on Zoltek's sales of carbon fibers in the coming year, but he added that significant sales of carbon fibers to BMW Group and its suppliers could begin to build in the next years. He noted that this has been a costly project but Zoltek believes that automotive industry will ultimately be the largest carbon fiber consumer. Through this intensive collaborative effort with BMW Group, Zoltek has amassed unique know-how, installed many new and critical capabilities and built the internal strategic

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[Zoltek logo]

Zoltek Reports BMW Group Agreement And Progress
Page 2
January 28, 2004

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architecture to deliver against the future demands of the auto industry.
Being a part of this development project with BMW Group and their supplier partners has clearly placed Zoltek in an advantageous position as the automotive carbon fiber demand begins to accelerate.

                      FOR FURTHER INFORMATION CONTACT:

                               ZSOLT RUMY, CEO
                             3101 MCKELVEY ROAD
                             ST. LOUIS, MO 63044
                               (314) 291-5110

This press release contains forward-looking statements, which are based upon the current expectations of the Company. Because these forward-looking statements are inherently subject to risks and uncertainties, there are a number of factors that could cause the Company's plans, actions and actual results to differ materially. Among these factors are the Company's ability to: execute restructuring and other cost reduction plans; achieve profitable operations; raise new capital and increase its borrowing at acceptable costs; manage changes in customers' forecasted requirements for the Company's products; manage its current excess carbon fiber production capacity and re-activation of its idle facilities as required by future demand for the Company's products; continue investing in application and market development; manufacture low-cost carbon fibers and profitably market them; and penetrate existing, identified and emerging markets. The timing and occurrence (or non-occurrence) of transactions and events that determine the future effect of these factors on the Company, as well as other factors, may be beyond the control of the Company. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Zoltek is an applied technology and materials company. Zoltek's Carbon Fiber Business Unit is primarily focused on the manufacturing and application of carbon fibers used as reinforcement material in composites, oxidized acrylic fibers for heat/fire barrier applications and aircraft brakes, and composite design and engineering to support the Company's materials business. Zoltek's Hungarian-based Specialty Products Business Unit manufactures and markets acrylic fibers, nylon products and industrial materials.

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